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                                                                     EXHIBIT 5.1

           OPINION AND CONSENT OF MCGUIRE, WOODS, BATTLE & BOOTHE LLP


                [MCGUIRE, WOODS, BATTLE & BOOTHE LLP LETTERHEAD]


                                NOVEMBER 5, 1998


AMF Bowling, Inc.

8100 AMF Drive
Richmond, Virginia 23111

Ladies and Gentlemen:

     We have acted as counsel to AMF Bowling, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), for resale by the Selling Securityholders (as defined in the Registration Statement) up to $1,125,000,000 aggregate principal amount at maturity of the Company's Zero Coupon Convertible Debentures due 2018 (the "Debentures") and shares of Common Stock of the Company issuable upon conversion of the Debentures. The Debentures were originally issued by the Company to the Initial Purchasers (as defined in the Registration Statement) in a private placement and were subsequently sold by the Initial Purchasers to "qualified institutional buyers" in transactions exempt from registration pursuant to Rule 144A under the Securities Act. The Debentures were issued under an Indenture (the "Indenture"), dated as of May 12, 1998 by and between the Company and The Bank of New York (the "Trustee").

     We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

     On the basis of such examination and review, we advise you that, in our opinion:

          1. The Debentures constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          2. The shares of Common Stock to be issued upon conversion of the Debentures have been duly authorized and reserved and, when issued upon conversion of the Debentures in accordance with the terms of the Debentures and the Indenture, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Validity of the Debentures and Common Stock" contained in the Prospectus included therein. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ McGuire, Woods, Battle & Boothe
                                          LLP